EXHIBIT 99.1

Gentlemen:

Over the last few months I have expressed my concerns regarding the declining quarterly earnings and overall direction of Guaranty Bank.  Those views are not shared by other directors.  As such, I hereby tender my resignation as a director of GS Financial effective January 7, 2008, which coincides with the expiration of my retirement agreement.

Sincerely,
Donald C. Scott